UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 1, 2006

GREEN DOLPHIN SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-31233 95-4834274

(Commission File Number) (I.R.S. Employer Identification No.)

7160 Small Creek Way, Powell, TN 37849

(Address of Principal Executive Offices) (Zip Code)

(888) 379-8693

(Registrant's Telephone Number, Including Area Code)

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(Former name or former address, if changed since last report.)

Section 1 - Registrant's Business Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2005 the Board of Directors adopted a resolution authorizing execution of an Agreement by which we purchased Kettleby Soap Company, Inc., a Canadian corporation engaged in the manufacture and distribution of soap products. The Board approved the agreement based on representations that Kettleby had manufacturing and distribution capabilities that were consistent with producing many of Green Dolphin's product lines and substantial increasing sales of those products. In exchange for Kettleby, we issued 8,000,000 of our $.001 par value restricted common shares to Losjmenia Deboer, the owner of Kettleby Soap Company, Inc.

As part of the Kettleby acquisition agreement, Eise Deboer was appointed a director and the president of Green Dolphin and assumed his duties as such on or about June 10, 2005. Shortly after that day, Nicholas Plessas resigned as a director and as president of the Company.

Item 5.01 Changes in Control of Registrant.

On June 16, 2005, the date of the resignation of Nicholas Plessas as a director and as President of the Company, Eise Deboer was appointed to succeed him as President.

On December 2, 2005 when Eise Deboer was discharged as president of the corporation, Director William Kefalas was unanimously appointed to assume the vacant position of President of Green Dolphin Systems Corporation. Mr. Kefalas assumed his position immediately on his appointment and holds both positions as of the date of this filing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 16, 2006 Nicholas Plessas resigned as a director and as president of Green Dolphin Systems Corporation.

On December 2, 2005, Eise Deboer was discharged as president of the corporation by action of the Board of Directors

Item 1.02 Termination of a Material Definitive Agreement.

On December 2, 2005, the Board of Directors unanimously adopted a resolution cancelling the Kettleby acquisition with the consent of representatives of Kettleby, who surrendered the certificate representing the 8,000,000 Green Dolphin shares which had been issued in the exchange. That certificate was formally cancelled by Interstate Transfer Company pursuant to a resolution of the Board of Directors on January 17, 2006.

The reasons for the cancellation of the Kettleby acquisition agreement and the discharge of Mr. Deboer as president of the Company ware: (1) Deboer did not involve himself in the operation of Green Dolphin in any significant way; and (2) the alleged manufacturing and distribution capabilities of Kettleby were never focused on products in the Green Dolphin line with the result that the acquisition was essentially worthless to our company.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 10, 2006 the Board of Directors adopted a resolution authorizing the assignment of all the assets of Green Dolphin Systems Corporation, which are comprised primarily of copyrights, product formulations, inventory and related equipment and fixtures, to Penta Deltex, Ltd., a Canadian corporation, in exchange for the forgiveness of $263,717 in debt owing to Nicholas Plessas and an additional $153,683 owing to Penta Deltex, and the assumption by Penta Deltex of all obligations owed by Green Dolphin Systems Corporation to suppliers and on other accounts payable.

On January 11, 2006 the agreements attached hereto as Exhibits 2.01(a) and 2.01(b) were signed between Green Dolphin Systems Corporation and Penta Deltex, Ltd., and Green Dolphin Systems Corp. and Green Dolphin Systems Canada/Nicholas Plessas, which in essence give effect to that resolution.

Among the reasons for the adoption of this resolution and execution of the referenced agreements are the following:

1. Despite the blandishments of individuals who induced Mr. Plessas and Penta Deltex to involve themselves with a publicly held U.S. corporation in 1999, the company has never been able to raise, through the market or otherwise, the meager capital which the Company believes would have permitted it to succeed.

2. Notwithstanding diligent service performed by Mr. Plessas and others for grossly inadequate consideration, Green Dolphin has continued to accrue operating losses for the last six years.

3. The Company is convinced that the poor performance of its common shares and its inability to raise capital is partly but significantly attributable to predatory short selling and manipulative practices of U.S. Securities Broker Dealers. The Company believes some unidentified broker dealers are routinely committing manipulative and deceptive acts and practices in connection with the trading of Green Dolphin shares.

4. As we have constantly reported, Nicholas Plessas is the founder and chief operating officer of Green Dolphin. He has worked tirelessly for more than six years to make the company successful, receiving grossly inadequate compensation for his services. He has guaranteed debt for the company that has partially funded its continuing operations and has been receiving pressure, as guarantor, to pay the company's obligations. In light of his dismal experience as the moving force behind a very small, publicly held corporation that is subject to the reporting requirements of § 13 or § 15(d) of the Securities Exchange Act of 1934, Mr. Plessas is finally convinced that (1) he was grossly misled the promoters who convinced him to put the Green Dolphin product line into a publicly held corporation and file a registration statement on its behalf under the Exchange Act; (2) that blandishments that these actions would put the company in a position to raise the very limited capital it needed to successfully produce and market its outstanding line of chemical products were equally misleading; (3) that some of the licensed securities broker-dealers who trade in Green Dolphin shares in the over-the-counter market have almost constantly shorted the market, manipulated the bid and ask quotations for Green Dolphin shares, and thereby escaped the consequences of their illegal conduct for nearly two years, and (4) that the administrative and self-regulatory organizations charged with protecting vulnerable start-up microcap issuers and their stockholders from unscrupulous brokers is so hostile, that he wants nothing more to do with any of them.

Accordingly, Mr. Plessas has resigned as an officer and director of Green Dolphin. The members of the Board of Directors have determined to divest the unsuccessful Green Dolphin business from the shell corporation that was originally known as Traveler's Infocenter, Inc., leave it with no assets and owing no debt, and find a new business opportunity that may have a better chance of succeeding for the benefit of the company's stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN DOLPHIN SYSTEMS CORPORATION

March 8, 2006 /s/

William Kefalas, Director